Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:

TeamHealth
Knoxville, Tennessee
Tracy Young, VP, Communications
800.818.1498
TeamHealth to be Acquired by The Blackstone Group;
Industry Leader Strengthens Ability to Deliver Value in
Hospital-Based Clinical Outsourcing Marketplace
KNOXVILLE, Tenn. — October 13, 2005 — TeamHealth, the nation’s largest provider of outsourced physician staffing and administrative services to healthcare providers, today announced it has entered into a definitive agreement to be acquired by The Blackstone Group, a global private equity firm. The current management team will continue to lead TeamHealth and will remain significant equity holders. Further terms of the transaction have not been disclosed. The transaction is expected to be completed by mid-February 2006.
“We are excited about the growth opportunities for TeamHealth as we remain a privately held company with Blackstone,” TeamHealth chairman and CEO Lynn Massingale, M.D., said. “They are an ideal partner for us, given their ability to help us grow via strategic relationships and acquisitions. Their investment in TeamHealth is a strong demonstration of their confidence in our management and clinical teams, our strategy, and our future growth. This partnership allows us to leverage our leadership position to continue to focus on providing industry-leading services to our client hospitals, affiliated physician groups, and their patients. We’ve had a very good relationship with Madison Dearborn Partners, Cornerstone Equity Investors and Beecken Petty O’Keefe & Company over the past six years, during which time we experienced significant growth.”
Neil P. Simpkins, senior managing director of The Blackstone Group, said, “We are very pleased to partner with TeamHealth to continue to provide high quality healthcare services across the United States. Dr. Lynn Massingale and his management team have built an extraordinary company that serves the many needs of hospitals and physicians. We look forward to helping the Company continue to grow and to achieve its strategic goals.”

-Page 1 of 3-

TeamHealth to be Acquired by The Blackstone Group, continued
Timothy P. Sullivan of Madison Dearborn Partners LLC and a member of TeamHealth’s Board of Directors said, “We have enjoyed an excellent working relationship with the management team over the last six years as they have built the premier physician staffing company in the industry. Blackstone’s successful experience in healthcare will serve TeamHealth well.”
Dana O’Brien, senior managing director of Cornerstone Equity Investors LLC and a member of TeamHealth’s Board of Directors, said. “We have enjoyed our partnership with the company and its management team. Replacing the current investor group with another high-quality sponsor will allow TeamHealth to continue to grow for years to come and for its affiliated physicians to continue to offer outstanding medical care at client hospitals and other healthcare facilities nationwide.”
In 1999 TeamHealth was purchased by an investor group comprised of Madison Dearborn Partners LLC, Cornerstone Equity Investors LLC, Beecken Petty O’Keefe & Company, and members of TeamHealth’s management team.
In connection with the closing of the transaction, the Company expects to refinance its existing Senior Secured Credit Facilities and to redeem its 9% Senior Subordinated Notes due 2012 in accordance with the terms of the indenture. Details of the redemption will be furnished to holders of the Notes at the appropriate time.
About TeamHealth
Founded in 1979, TeamHealth is headquartered in Knoxville, Tennessee. TeamHealth is affiliated with over 7,000 healthcare professionals who provide staffing and administrative services in the areas of emergency medicine, radiology, anesthesia, hospitalist, pediatrics and other healthcare services to over 470 civilian and military hospitals and their affiliated clinics and surgical centers in 44 states. www.teamhealth.com.
About The Blackstone Group
The Blackstone Group, a global investment and advisory firm with offices in New York, Atlanta, Boston, Los Angeles, London, Hamburg, Paris and Mumbai, was founded in 1985. The firm has raised a total of approximately $34 billion for alternative asset investing since its formation. Over $14 billion of that has been for private equity investing, including Blackstone Capital Partners IV, one of the largest institutional private equity funds ever raised at $6.45 billion. www.blackstone.com.

-Page 2 of 3-

TeamHealth to be Acquired by The Blackstone Group, continued
About Madison Dearborn Partners LLC
Madison Dearborn Partners LLC (MDP), based in Chicago, is one of the largest and most experienced private equity investment firms in the United States. MDP has approximately $8 billion of equity capital under management and makes new investments through its most recent fund, Madison Dearborn Capital Partners IV, L.P., a $4 billion investment fund raised in 2001. MDP focuses on management buyout transactions and other private equity investments across a broad spectrum of industries, including basic industries, communications, consumer, financial services, and healthcare. www.mdcp.com.
About Cornerstone Equity Investors, LLC
Cornerstone Equity Investors, LLC, is a New York-based private equity firm that specializes in healthcare, business services, and specialty manufacturing. Since 1984, the professionals of Cornerstone have raised over $1.2 billion in committed capital. Cornerstone focuses on middle-market leveraged buyouts of corporate divisions, closely held private companies and small capitalization public companies. www.cornerstone-equity.com.
About Beecken Petty O’Keefe & Company
Beecken Petty O’Keefe & Company is a Chicago-based private equity management firm that invests in middle-market buyout transactions, recapitalizations, and growth platforms in the healthcare industry. Founded in 1996, Beecken Petty O’Keefe & Company manages two private equity funds totaling approximately $500 million on behalf of institutional and individual investors. www.bpoc.com.
J.P. Morgan Securities Inc., Lehman Brothers Inc., and Merrill Lynch, Pierce, Fenner & Smith Inc. served as financial advisors to TeamHealth. Legal counsel was provided to TeamHealth by Kirkland & Ellis LLP of Chicago and New York and Harwell Howard Hyne Gabbert & Manner PC of Nashville. Simpson Thacher & Bartlett LLP provided legal counsel to The Blackstone Group.
-END-